EXHIBIT 99.1

HEALTHTRONICS ANNOUNCES MEDICAL LEAVE OF CEO

AUSTIN, TX, May 24, 2007 — HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of urology services and products, today announced that Sam B. Humphries, President and Chief Executive Officer of HealthTronics, has suffered a cardiac event and is currently recovering. Mr. Humphries has been admitted to a hospital for evaluation and treatment and is expected to make a full recovery.

R. Steven Hicks, Chairman of the Board, said, “Our thoughts are with Sam and his family at this difficult time. We extend our best wishes and strongest support to Sam and his family and we look forward to welcoming him back soon.”

James Whittenburg, President of the Company’s Urology Services Division, has been appointed acting President and Chief Executive Officer until Mr. Humphries is able to resume his role.

“We are confident that James will continue to run the Company effectively during this interim period. James is a highly capable leader who has an impressive history with the Company and broad experience. Together with the Board’s support and the Company’s talented management team, we are confident that HealthTronics will continue executing the strategy put in place by the management team during this interim period,” said Mr. Hicks.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services.

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, the integration of Prime’s and HealthTronics’ businesses, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. Ross Goolsby, CFO (512) 314-4554 www.healthtronics.com